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                             CROSSWORLDS SOFTWARE
                    SOFTWARE LICENSE AND SUPPORT AGREEMENT

       This SOFTWARE LICENSE AND SUPPORT AGREEMENT ("Agreement") is entered into as of ______________ ("Effective Date") by Delphi Automotive Systems, LLC, a Delaware limited liability corporation, having a principal place of business at 5725 Delphi Drive, Troy, Michigan 48098-2615 ("Customer"), and CrossWorlds Software, Inc., a Delaware corporation, having a principal place of business at 577 Airport Boulevard, Suite 800, Burlingame, California 94010 ("CrossWorlds"), and describes the terms and conditions pursuant to which CrossWorlds shall license to Customer and support certain Software (as defined below).

       In consideration of the mutual promises and upon the terms and conditions set forth below, the parties agree as follows:

1.     Definitions

1.1. "Affiliates" means all current and future business entities that, directly or indirectly, control, are controlled by, or are under common control with Customer.

1.2. "Collaborations" means the applications business logic portion of the Software so designated in Attachment A.

1.3. "Confidential Information" means this Agreement and all its Attachments and Appendices, any addenda hereto signed by both parties, and (a) with respect to information of CrossWorlds, all information of CrossWorlds of a proprietary and confidential nature such as Software listings, Documentation, data, drawings, benchmark tests, specifications, trade secrets, source code relating to the Software, and any other proprietary and confidential information supplied to Customer by CrossWorlds, including all items defined as "confidential information" of CrossWorlds in any other agreement between Customer and CrossWorlds whether executed prior to or after the date of this Agreement ("CrossWorlds Confidential Information"), and (b) with respect to information of Customer, all confidential and proprietary business information of Customer supplied or made available by Customer to CrossWorlds.

1.4. "Connectors" means the portions of the Software that connect applications, which are so designated on Attachment A.

1.5. "Documentation" means the user manuals distributed by CrossWorlds that are included with the Software.

1.6. "Environment" means the computer system, including peripheral equipment and operating system software, specified in Attachment A.

1.7.   "Maintenance and Support" means the services described in Section 7.

1.8. "Server" means a computer system that allows Users to access the Software from local or remote personal computers or terminals.

1.8.5. "Server Software" means the Software specified in Attachment A and otherwise provided to Customer pursuant to this Agreement for use on Servers.

1.9. "Site" means each physical location specified in Attachment A of one or more Servers on which Customer is entitled to Use the Software.

1.10. "Software" means the computer software programs specified in Attachment A and otherwise provided to Customer pursuant to this Agreement to connect and collaborate with the versions of the Customer software specified in Attachment A, and includes without limitation the Third Party Technology (as defined in the Third Party Technology Appendix).

1.11. "Third Party Technology" means the third party technology stated in the Third Party Technology Appendix.

1.12. "Use" means utilization of the Software and Documentation by Customer (and such other entities as are expressly permitted by Section 2) on no more than the number of Servers set forth on Attachment A, for its own internal information processing services and computing needs (except as expressly permitted by Section 2), by copying or transferring the same into Customer's Environment. "Use" of the Software shall be subject to the restrictions set forth in Section 2.1.

1.13. "Update" means a release or version of the Software containing functional enhancements, extensions, error corrections or fixes that is generally made available free of charge (other than media and handling charges) to CrossWorlds' customers who have contracted for Maintenance and Support.

1.14. "User" means those Customer employees or Affiliates (pursuant to Section 2.4) authorized by Customer to Use/access the Software through a Server.

2.     Grant of License

2.1. Grant. Subject to the terms and conditions of this Agreement, CrossWorlds hereby grants to Customer a limited, perpetual, nonexclusive and nontransferable license solely in the Environment located at the Site (except as provided herein) to:

       2.1.1. Allow Use of the Tools set forth on Attachment A (the "Tools") by the number of users ("Development Users") set forth on Attachment A, provided that all software produced by or for Customer in the Use of such Tools shall be subject to the terms and conditions of this Agreement and such software may be installed and used only for Customer's internal production at the Site and on the number of Servers set forth in Attachment A;

       2.1.2. Use the Connectors, and to make no more than the number of copies of the Connectors set forth in Attachment A;

       2.1.3. Use the Collaborations and Server Software, and to make copies solely on the number of Servers set forth in Attachment A;

       2.1.4. Use and modify the Documentation in connection with Use of the Software; and

       2.1.5. Modify the Software pursuant to authorized Use of the Tools; provided that all such modifications shall be subject to the restrictions of this Agreement that apply to the Software.

2.2. Reservation of Rights. Customer acknowledges and agrees that all right, title and interest in all copies of the Software and Documentation whether in machine-readable or printed form, and derivative works thereof prepared by or for CrossWorlds and all related technical trade secrets not developed in whole or in part by Customer and all rights therein (including without limitation intellectual property rights), are and shall be the exclusive property of CrossWorlds and/or its suppliers, and Customer shall assign to and reasonably assist CrossWorlds, at CrossWorlds' expense, in maintaining and securing such ownership. Customer shall have only those rights in or to the Software and Documentation granted to it pursuant to this Section 2 of the Agreement. Customer shall in no event distribute, resell or otherwise provide to any third party (except to an Affiliate for its internal production purposes) any software produced by or for Customer in the Use of the Tools.

2.3. Delivery. Upon execution of this Agreement by Customer and CrossWorlds, CrossWorlds shall issue to Customer a reasonable number of machine-readable copies of the Software, for Use at the Site(s) only, to the extent that the number of copies supports the Customer's projects using the Software at the Site(s), along with a reasonable number of copies of the appropriate Documentation, to the extent that the number of copies supports the Customer's projects using the Software at the Site(s), and to the extent that Customer is not able to download such additional Documentation from CrossWorlds Internet site. CrossWorlds will provide Customer with additional copies of the Documentation at CrossWorlds' then current standard charges. Customer acknowledges that no copy of the source code of the Software will be provided to Customer except pursuant to Section 5.

2.4. Use by Affiliates. Affiliates of Customer may Use the Software solely pursuant to the terms and conditions of this Agreement. Customer acknowledges and agrees that any breach of this Agreement by Affiliates shall be deemed a breach of the Agreement by Customer.

2.5. Disaster Recovery. If the specified Environment is inoperable or the equipment therein is under repair, Customer will be entitled to transfer the Software to a substitute Environment at the same Site using an operating system that is supported by CrossWorlds, provided that Customer shall promptly notify CrossWorlds in writing of the transfer. Customer will be responsible for any services required if the Software has to be ported to an operating system that is not supported by CrossWorlds. If the specified Site is nonfunctional for purposes of this Agreement, Customer will be entitled to transfer the Software to a substitute Environment at a new Site using an operating system that

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       is supported by CrossWorlds, subject to the number of allowable Servers as specified in Attachment A, provided that Customer shall promptly notify CrossWorlds in writing of the transfer. Notwithstanding anything in this section to the contrary, no restrictions shall be placed on the transfer of Software licensed under if an Enterprise License is so specified in Attachment A.

2.6. Backup Copy. Customer will be entitled to make a reasonable number of machine-readable copies of the Software for backup or archival purposes. Customer may not copy the Software, except as permitted by this Agreement. Annually, Customer shall maintain accurate and up-to-date records of the number and location of all archival copies of the Software and inform CrossWorlds in writing of such location(s). All copies of the Software will be subject to all terms and conditions of this Agreement. Whenever Customer is permitted to copy or reproduce all or any part of the Software, all titles, trademark symbols, copyright symbols and legends, and other proprietary markings must be reproduced.

2.7. Third-Party Consultant Use. (a) CrossWorlds acknowledges and agrees that from time to time Customer or an Affiliate may engage a third party outsource service provider ("Third Party Provider") to perform, on behalf of the Customer or the Affiliate, Customer's or the Affiliates' internal information processing services and computing needs referred to in the definition of "Use" in Section 1.12 of this Agreement, or to perform systems integration, facilities management consulting or disaster recovery services or similar services. The Third Party Provider may Use the Software solely for the benefit of Customer or an Affiliate subject to the terms and conditions of this Agreement so long as (i) Customer has entered into its customary vendor confidentiality agreement with the Third Party Provider, (ii) Customer shall be responsible for the breach of such confidentiality agreement by the Third Party Provider to the extent that such breach also constitutes a breach of confidentiality obligations hereunder, and (iii) Customer informs the Third Party Provider of the confidentiality obligations arising under this Agreement. The parties acknowledge that Customer's confidentiality obligations hereunder may be breached, and liability incurred to CrossWorlds hereunder, by Customer as a result of the actions or omissions of a Third Party Provider. Nothing herein will prevent Customer from seeking recovery for such breach from such Third Party Provider.

       (b) Quarterly, CrossWorlds may submit to Customer a list of entities that are direct competitors of CrossWorlds (the "Direct Competitors"). Customer will promptly respond to written inquiry from CrossWorlds regarding the identity of any Third Party Provider and inform CrossWorlds as to whether such Third Party Provider has or may have access to the Software in the performance of its obligations to Customer. If such Third Party Provider has, or may have, access to the Software in the performance of its obligations to Customer, Customer shall confer with CrossWorlds and the parties shall cooperate, and Customer shall use its best efforts, to, where appropriate, do one or more of the following: (i) implement reasonable procedures for the protection of CrossWorlds' rights in the Software (which may include, but is not limited to, security and access logs, monitoring and similar processes or procedures); (ii) obtain a written confidentiality agreement from the Third Party Provider containing reasonably acceptable terms and conditions that is enforceable by CrossWorlds, including without limitation, a covenant against reverse engineering the Software; and (iii) where necessary to protect CrossWorlds' rights and interests in the Software and where reasonably practicable to promote Customer's rights and interests in its project, Customer will use its best efforts to restrict such Third Party Provider's access to the Software.

       __________________ INITIALS RE SECTION 2.7


3.     License Restrictions.

3.1. Customer agrees that it will not itself, or through any parent, subsidiary, affiliate, agent or other third party:

       3.1.1. sell, lease, license or sublicense the Software or the Documentation;

       3.1.2. decompile, disassemble, or reverse engineer the Software, in whole or in part;

       3.1.3. Use the Software on any Server not located at the Site;

       3.1.4. write or develop any derivative work or any other software program based upon the Software or any Confidential Information, except pursuant to authorized Use of Tools as set forth in Section 2.1.5, if any;

       3.1.5. use the Software to provide processing services to third parties, or otherwise use the Software on a "service bureau" basis.

4.     Fees.

4.1. License Fees. In consideration of the license granted pursuant to Section 2.1, Customer agrees to pay CrossWorlds the License Fee specified in Attachment A. The License Fee is due and payable upon the payment schedule specified in Attachment A.

4.2. Maintenance Fees. In consideration of the Maintenance and Support that CrossWorlds shall provide to Customer, Customer agrees to pay CrossWorlds the Maintenance Fee specified in Attachment A. The Maintenance Fee is due and payable upon the payment schedule specified in Attachment A. Any additional Maintenance and Support not set forth in Attachment A will be subject to good faith negotiations between the parties.

4.3. Additional Licenses. Customer will have the option to expand the license granted pursuant to Section 2.1 to include Use of the Software at additional Sites and/or to increase the allowed number of Servers, upon CrossWorlds' receipt and acceptance of Customer's notice of the additional Sites and/or Servers and the additional license fees for the expanded Use as set forth in a mutually agreed Attachment A.

4.4. Taxes. All charges and fees provided for in this Agreement (including the Maintenance Fees) are exclusive of any taxes, duties or similar charges imposed by any government (including without limitation withholding taxes) and all amounts payable hereunder shall be made without deduction for taxes, duties or charges. Customer agrees to pay or reimburse CrossWorlds for all federal, state, dominion, provincial, or local sales, use, personal property, excise or other taxes, fees, or duties arising out of this Agreement or the transactions contemplated by this Agreement (other than taxes on the net income of CrossWorlds).

4.5. Payments. All fees shall be paid in U.S. Dollars. All invoices are due and payable in accordance with Customer's Multilateral Netting System ("MNS-2") on the second month, second day from the date of invoice.

5. Source Code Escrow. At a later date, the parties will enter into a mutually acceptable Master Source Code Escrow Agreement with respect to the Software (excluding the Third Party Technology), to which neither party shall unreasonably withhold its consent.

6. Audit Rights. CrossWorlds retains the right to audit Customer's Use of the Software at the principal place of business listed above with reasonable prior notification of such audit given to Customer. Such audit shall not occur more than once per year and shall be performed during normal business hours. If the result of such audit reveals that Customer is out of compliance with this Agreement, Customer shall pay to CrossWorlds the appropriate fees required to bring Customer back into compliance. CrossWorlds shall invoice Customer for such fees with the sum due payable in accordance with Customer's Multilateral Netting System ("MNS-2") by the second month, second day. Customer will, upon request by CrossWorlds, promptly provide CrossWorlds with a written report, certified by an officer of Customer, stating the Site(s), number of Development Users and number of Servers with respect to which Customer is Using the Software.

7. Maintenance and Support. For so long as Customer is current in the payment of all Maintenance Fees and is otherwise in substantial compliance with this Agreement, Customer will be entitled to maintenance and support of the Software ("Maintenance and Support") as specified in this Section 7.

7.1. Term and Termination. CrossWorlds' provision of Maintenance and Support to Customer will commence on the date set forth in Attachment A and will continue for an initial term of one (1) year, except as set forth in an Attachment A. Maintenance and Support will automatically renew at the end of the initial term and any subsequent term for a renewal term of one (1) year unless Customer has provided CrossWorlds with a written termination notice of its intention not to renew the Maintenance and Support at least sixty (60) days prior to the termination of the then-current term, except as set forth in an Attachment A. Termination of Maintenance and Support upon failure to renew will not affect the license of the Software.

7.2. Maintenance and Support Services. Maintenance and Support means that CrossWorlds will provide: (a) Updates, if any, and appropriate Documentation, and (b) assistance with respect to the Software, including: (i) clarification of functions and features of the

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       Software; (ii) clarification of Documentation pertaining to the Software;
       and (iii) error verification, analysis and corrective efforts as further described in Attachment B. Maintenance and Support will be provided only with respect to versions of the Software that, in accordance with CrossWorlds policy, are then being supported by CrossWorlds.

7.3. Eligibility of Software. Maintenance and Support will not include services requested as a result of, or with respect to, (i) improper installation by Customer or use of the Software that deviates from any operating procedures established by CrossWorlds in the applicable Documentation, (ii) attempted or actual modification, alteration, additions or extensions to or of the Software by Customer or any third party (except for modifications, alterations, additions or extensions to or of the Software permitted in writing by CrossWorlds), (iii) accident, electrical failure, or failure of air conditioning or humidity control,
       (iv) any version of the Software more than one Update prior to the currently commercially available Update of the Software so long as CrossWorlds timely provided each of the Updates; (v) failure to incorporate an Update previously released and provided by CrossWorlds and
       (vi) any portion(s) of the Software customized by CrossWorlds, Customer or a Third Party Consultant for Customer's use.

7.4. Responsibilities of Customer. CrossWorlds' provision of Maintenance and Support to Customer is subject to (and if Customer employs a Third Party Consultant as described in Section 2.7, such Third Party Consultant's compliance with) the following:

       7.4.1. Customer shall provide CrossWorlds with access to Customer's personnel and Environment during normal business hours. This access must include the ability to dial-in to any part of the Environment on which the Software is operating necessary to maintain the Software. CrossWorlds will inform Customer of the specifications of the modem equipment needed, and Customer will be responsible for the costs and use of said equipment.

       7.4.2. Customer shall provide supervision, control and management of the Use of the Software. In addition, Customer shall implement procedures for the protection of information and the implementation of backup facilities in the event of errors or malfunction of the Software or Environment.

       7.4.3. Customer shall document and promptly report all errors or malfunctions of the Software sufficient to enable CrossWorlds to replicate and verify the error or malfunction. Customer shall take all steps necessary to carry out procedures for the rectification of errors or malfunctions within a reasonable time after such procedures have been received from CrossWorlds.

       7.4.4. Customer shall maintain a current backup copy of all programs and data.

       7.4.5. Customer shall properly train its personnel in the Use and application of the Software and the Environment on which it is used.

8.     Covenants, Representations and Warranties.

8.1. Assignment or Enforcement of Warranties. With respect to all Software licensed by CrossWorlds to Customer as specified on Attachment A, CrossWorlds shall assign to Customer the rights, including right to recovery, it obtains under warranties or indemnifications given by third parties in connection to the foregoing to the extent such rights are available and assignable. CrossWorlds shall, upon Customer's request, and with reasonable notice and particular documentation to determine the nature of the potential breach of warranty, enforce any such warranties that are not assignable, to the extent any such warranties are available, and track and notify Customer of each non-assignable warranty applicable thereto and deliver to Customer any documentation issued by a warrantor evidencing such non-assignable warranty.

8.2. Illicit Code. CrossWorlds shall use its best efforts to ensure that no Illicit Code (as defined herein) is coded or introduced into the Software by CrossWorlds or CrossWorlds' representatives. In the event that any Illicit Code is found to have been coded or introduced into the Software by CrossWorlds or CrossWorlds' representatives, CrossWorlds shall use best efforts, at no additional charge, to assist Customer in reducing the effects of the Illicit Code, including assisting customer in mitigating and restoring any damaged or lost data. "Illicit Code" means any program, routine, device or other undisclosed feature or hidden file, not referenced in the Documentation, including without limitation, a time bomb, virus, software lock, trojan horse, drop-dead device, worm, malicious logic or trap door, that is designed to delete, disable, deactivate, interfere with or otherwise harm the Software or Customer's other software, hardware, data, any transmitting or activating computer program, or any hardware-limiting, software-limiting or services-limiting function (including, but not limited to, any key, node lock, time-out or other similar functions), whether implemented by electronic or other means.

8.3. Insurance. CrossWorlds shall maintain insurance coverage with carriers acceptable to Customer in the amount of $1,500,000 for general commercial liability and in the amount of $4,000,000 for professional errors and omissions liability. Within ten (10) days of Customer's request, CrossWorlds shall deliver to Customer either a certificate showing CrossWorlds' compliance with this Section or certified copies of all insurance policies required herein. Customer shall have the right under the insurance policies to thirty (30) days' notice prior to the termination of the coverage. CrossWorlds will provide thirty (30) days' notice prior to the reduction in the amount or scope of coverage. CrossWorlds' furnishing of insurance shall not release CrossWorlds of its obligations or liabilities hereunder.

8.4. Product Warranties. (a) Except as otherwise set forth herein, CrossWorlds warrants that (i) for so long as Customer is entitled to Maintenance and Support under Section 7 of this Agreement, from the Effective Date, the Software will operate in substantial conformity with the Documentation and CrossWorlds will, at its own expense, upon receipt of written notice from Customer and as Customer's sole and exclusive remedy repair or replace the Software under the Maintenance and Support provisions so that the Software so operates, and (ii) for ninety (90) days after Customer's receipt of the media on which the Software and Documentation are distributed, such media will be free from defects in materials and workmanship under normal use and CrossWorlds shall, upon notice of Customer's warranty claim and as Customer's sole and exclusive remedy, replace such media; provided, however, that CrossWorlds shall be relieved from any obligations under this Section 8.4 if Customer does not give CrossWorlds reasonably prompt written notice of any defect claimed hereunder after Customer's first observation of such defect and if such delay causes additional degradation of the Software. CrossWorlds makes no warranty that all immaterial errors or malfunctions will be corrected.

       (b) All warranties made by CrossWorlds under this Section 8.4 are, and all obligations of CrossWorlds shall be, contingent upon Customer's Use of the Software in accordance with this Agreement and the Documentation, and, to the extent that any of the following cause warranty failure, no such warranties or obligations shall apply to any portion of the Software that has been (a) installed or operated by Customer in a manner materially inconsistent with the provisions of this Agreement and the instructions for Use, (b) damaged by (i) negligence or misuse other than by CrossWorlds or a party at the direction of CrossWorlds, without the written approval of CrossWorlds or (ii) fire, casualty or other external causes beyond CrossWorlds' reasonable control, (c) modified, altered, or added to by persons other than CrossWorlds or CrossWorlds' authorized representative without CrossWorlds' prior written approval (except pursuant to the authorized Use of the Tools), (d) modified, altered, or added to at Customer's request that causes the Software to deviate from the Documentation, and prior to making such request, CrossWorlds gave Customer notice that such modification, alteration, or addition will cause the Software to deviate from the Documentation, or (e) customized by CrossWorlds, Customer or a Third Party Consultant for Customer's use. In addition, no such warranties or obligations shall apply to any portion of the Software if Customer has failed to incorporate an Update previously released and provided by CrossWorlds.

8.5.   Representations and Warranties. CrossWorlds represents and warrants that:

       (a) to the best of its knowledge it possesses all necessary rights and authority to license to Customer the Software;

       (b) to the best of CrossWorlds' knowledge, information and belief, no Illicit Code is coded or introduced into the Software;

       (c) CrossWorlds is as an organization duly incorporated, validly existing and in good standing, and has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement;

       (d) CrossWorlds is duly licensed, authorized or qualified to do business and is in good standing in every jurisdiction in which a license, authorization or qualification is required for the ownership or leasing of its assets or the transaction of business of the character of this transaction except where the failure to be so licensed, authorized or qualified would not have a material adverse effect on CrossWorlds' ability to fulfill its obligations under this Agreement;

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       (e) the execution, delivery and performance of this Agreement have been duly authorized by CrossWorlds;

       (f) CrossWorlds has no, and during the term of this Agreement will not enter into any, contractual or other obligations to any third party that interferes with any rights of Customer hereunder;

       (g) to the best of CrossWorlds' knowledge, the Software does not and will not (i) infringe upon the patent, copyright, database right, trademark rights or other rights of any third party or (ii) misappropriate the trade secret or other intellectual property rights of any third party, provided that the warranty stated in this sub-section (g) will not apply to infringements or misappropriations that result from a misuse or unauthorized modification of the Software by Customer; and

       (h) the Software used by CrossWorlds pursuant to the Agreement is fully Year 2000 Compliant (Year 2000 Compliant means that the Software, Tools and Third Party Technology, at all times before, on, and after January 1, 2000, does and will accurately process and handle date and time data (including, but not limited to, calculating, comparing and sequencing) from, into, and between the twentieth and twenty-first centuries, and the years 1999 and 2000, including leap year calculations, provided that all other products (e.g., hardware, software and firmware) used in combination with the Software properly exchange date data with it. Customer's exclusive remedy, and CrossWorlds' sole obligation, for a breach of the foregoing warranty shall be for CrossWorlds to use all reasonable efforts to expeditiously achieve Year 2000 Compliance.

9.     Limited Warranty, Limitation of Liability and Remedies.

9.1. Limited Warranty. EXCEPT FOR THE EXPRESS WARRANTIES AND UNDERTAKINGS SET FORTH IN THIS AGREEMENT, CROSSWORLDS DISCLAIMS ALL WARRANTIES REGARDING THE SOFTWARE INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

9.2. Limitation of Liability. Except as otherwise set forth in Section 10, in no event shall either party be liable for consequential, incidental or punitive loss, damage or expenses (including lost data, lost profits or savings) even if it has been advised of their possible existence; provided, however, that the foregoing limitations or exculpations of liability shall not apply to (a) either party's liability (i) for claims, demands, loss, damage or expense relating to bodily injury or death of any person or damage to real and/or personal property, or (ii) resulting from its gross negligence or willful, wanton, or reckless misconduct; or
       (b) liability under (i) Section 8.2 (Illicit Code), (ii) Sections 8.5(a) and 8.5(g) (proprietary rights), and (ii) Section 11 (Confidential Information). Both parties' liability under this Agreement for damages will not, in any event, exceed the license fees paid by Customer to CrossWorlds under this Agreement, except as to gross negligence or willful, wanton, or reckless misconduct by either party, in which case the breaching party's liability to the other party under this Agreement for damages will not, in any event, exceed three (3) times the license fees paid by Customer to CrossWorlds under this Agreement.

9.3. Remedies. Except as expressly provided herein to the contrary, the rights and remedies reserved to Customer and CrossWorlds in this Agreement shall be cumulative with, and additional to, all other or further remedies provided in law or equity.

10.    Intellectual Property Infringement.

10.1. Third Party Claims. CrossWorlds agrees, at its expense, to indemnify, hold harmless and defend Customer from and against any claim, proceeding or action asserting that the Software (excluding trademarks of BEA Systems and/or BEA WebLogic), in the form provided to Customer hereunder, alone and not in combination with any other software or hardware not provided by CrossWorlds, directly infringes any United States patent, copyright, trade secret or other intellectual property right of a third party ("Affected Software"), and CrossWorlds shall pay the damages awarded and/or any settlements entered into for such infringement, subject to the terms and conditions set forth below. Customer may elect, at its expense, to have its own counsel assist in its defense of any such action. CrossWorlds' obligations under this Section 10 do not include payment for any enhanced damages or attorneys' fees arising out of claims of willful infringement made against Customer, unless based on the actions or inaction of CrossWorlds. CrossWorlds will not be obligated to provide such defense or payment unless: (i) Customer provides CrossWorlds with written notice of any such claim within thirty (30) days of receipt by Customer of such claim; (ii) Customer allows CrossWorlds to control the defense and/or settlement of the proceeding or action with counsel of its choice; (iii) CrossWorlds has agreed in writing prior to any settlement entered into by Customer to which CrossWorlds shall not unreasonably withhold its consent; and (iv) Customer provides CrossWorlds with reasonable assistance in connection with such proceeding or action at no charge to CrossWorlds for Customer's time. Notwithstanding anything to the contrary herein, CrossWorlds shall not enter into a settlement without first obtaining Customer's consent, which shall not be unreasonably withheld. If Customer's use of the Affected Software is enjoined, CrossWorlds will, at its sole discretion and at its own expense:

       10.1.1. procure for Customer the right to continue using the Affected Software;

       10.1.2. replace the Affected Software with substantially similar non-infringing software;

       10.1.3. modify the Affected Software so it will become non-infringing without impairing the performance of the Software. If CrossWorlds is unable reasonably to do any of the above,

       10.1.4 Customer shall be entitled to terminate this Agreement, obtain return of the Affected Software and credit to Customer a portion, if any, of the License Fee equal to the amount paid by Customer for the Affected Software less one-sixtieth (1/60) thereof for each month or portion thereof that this Agreement has been in effect.

10.2. Exclusions. If a third party brings a claim, action or proceeding for infringement against CrossWorlds arising out of (i) CrossWorlds' compliance with Customer's designs, specifications or instructions, (ii) Customer's use of other than the then-current version of the Software, if such infringement would have been avoided by Customer's use of the then-current version; or (iii) any modifications or marking of the Software not specifically authorized in writing by CrossWorlds or pursuant to authorized use of the Tools, then CrossWorlds shall have no liability under this Section 10 and Customer shall defend, indemnify and hold CrossWorlds harmless from and against such claim, action or proceeding provided (i) CrossWorlds provides Customer with written notice of any such claim within thirty (30) days of receipt by CrossWorlds of such claim; (ii) CrossWorlds allows Customer to control the defense and/or settlement of the proceeding or action with counsel of its choice;
       (iii) Customer has agreed in writing prior to any settlement entered into by CrossWorlds to which Customer shall not unreasonably withhold its consent; and (iv) CrossWorlds provides Customer with reasonable assistance in connection with such proceeding or action at no charge to CrossWorlds for CrossWorlds' time. Notwithstanding anything to the contrary herein, Customer shall not enter into a settlement without first obtaining CrossWorlds' consent, which shall not be unreasonably withheld.

10.2.5.Customer's obligations under Section 10.2 do not include payment for any enhanced damages or attorneys' fees arising out of claims of willful infringement made against CrossWorlds, unless based upon the actions or inactions of Customer. Customer will not be obligated to provide such defense or payment unless (i) CrossWorlds provides Customer with written notice of any such claim within thirty (30) days of receipt by CrossWorlds of such claim; (ii) CrossWorlds allows Customer to control the defense and/or settlement of the proceeding or action with the counsel of its choice; (iii) Customer has agreed in writing prior to any settlement entered into by CrossWorlds, to which Customer will not unreasonably withhold its consent; and (iv) CrossWorlds provides to Customer with reasonable assistance in connection with such proceeding or action at no charge to Customer for CrossWorlds' time.

11.    Confidential Information.

11.1. General. Each party acknowledges that the Confidential Information of the other constitutes valuable trade secrets and each party agrees that it shall use the other party's Confidential Information solely in accordance with the provisions of this Agreement and will not disclose, or permit to be disclosed, the same, directly or indirectly, to any third party without the disclosing party's prior written consent. Each party agrees to exercise due care in protecting the Confidential Information of the other party from unauthorized use and disclosure. However, a party bears no responsibility for safeguarding the Confidential Information of the other party that is publicly available, already in such party's possession and not subject to a confidentiality obligation, obtained by such party from third parties without restrictions on disclosure, independently developed by such party without reference to the information of the other party, or required to be disclosed by order of a court or other governmental entity.

11.2. Remedies. In the event of actual or threatened breach of the provisions of Section 11.1, the non-breaching party will have no adequate remedy at law and will be entitled to immediate and injunctive and other equitable relief, without bond and without the necessity of showing actual money damages.

12.     Term and Termination.

12.1. Term. This Agreement will take effect on the Effective Date and will remain in force until terminated in accordance with this Agreement.

12.2. Termination by Customer. Customer may, by written notice to CrossWorlds, terminate this Agreement if CrossWorlds is in material breach of any term, condition or provision of this Agreement, which breach is not cured within thirty (30) days after Customer gives CrossWorlds written notice of such breach.

12.3. Termination by CrossWorlds. CrossWorlds may, by written notice to Customer, terminate this Agreement if any of the following events ("Termination Events") occur:

12.3.1. Customer fails to pay any amount due CrossWorlds within thirty (30) days after CrossWorlds gives Customer written notice of such nonpayment; or

12.3.2. Customer is in material breach of any non-monetary term, condition or provision of this Agreement, which breach is not cured within thirty
        (30) days after CrossWorlds gives Customer written notice of such breach; or

12.3.3. Customer: (a) terminates or suspends its business; (b) becomes insolvent, admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or becomes subject to direct control of a trustee, receiver or similar authority; or (c) becomes subject to any bankruptcy or insolvency proceeding under any federal or state statutes or other statutes of the country in which it is organized.

        If any Termination Event occurs, termination will become effective immediately or on the date set forth in the written notice of termination. Termination of this Agreement will not affect the provisions regarding Customer's or CrossWorlds' treatment of Confidential Information, provisions relating to the payment of amounts due, governing law and dispute resolution procedures or provisions limiting or disclaiming either party's liability or duty of indemnification (so long as the event giving rise to the duty of indemnification occurred during the term of the Agreement), which provisions will survive termination of this Agreement.

12.4. Effect of Termination. The later of thirty (30) days after the date of termination or discontinuance of this Agreement for any reason whatsoever or after the end of any Transition Period (as defined in Section 12.5), Customer shall return the Software and all copies except for an archival copy of the Software and Documentation, in whole or in part, all Documentation relating thereto, and any other Confidential Information in its possession that is in tangible form and destroy/erase any Confidential Information in electronic form, and CrossWorlds shall return all Confidential Information acquired from Customer in its possession that is in tangible form and destroy/erase any such Confidential Information in electronic form. Customer and CrossWorlds shall furnish the other party with a certificate signed by its executive officer verifying that the same has been done.

12.5. Transition Assistance. CrossWorlds acknowledges and agrees that the Software provided to Customer and Affiliates hereunder is critical to the central mission of Customer and Affiliates. In the event of the expiration or other termination of this Agreement, CrossWorlds shall, if requested by Customer or an Affiliate, continue the parties' rights and obligations hereunder pro rata for one (1) period of 30 days (the "Transition Period") and cooperate in good faith with Customer and Affiliate and their agents to transition Customer and Affiliates, including without limitation, providing, to the extent available, applicable requirements, standards, policies, operating procedures and other documentation and unwritten information relating to the environment affected by the transition out of this Agreement and complying with other reasonable requests of Customer and Affiliates (the "Transition Assistance Services"). If requested, CrossWorlds shall assist Customer and Affiliates in developing a plan which shall specify the tasks to be performed by the parties in connection with the Transition Assistance Services and a schedule for performance of those tasks. Following the Transition Period for a period not to exceed 30 days thereafter and to the extent not already complied with, CrossWorlds shall answer all reasonable and pertinent verbal or written questions from Customer or Affiliates regarding the Software and the transition on as "as needed" basis and deliver to Customer or Affiliates any remaining information and materials of Customer or Affiliates that are in CrossWorlds' possession, custody or control. CrossWorlds shall transfer or assign, upon Customer's or the Affiliate's request and where appropriate, to the extent such rights are available and assignable, any third party contracts applicable to the performance of CrossWorlds' obligations under the Agreement. CrossWorlds acknowledges and agrees that it has an absolute and unconditional obligation to provide Customer and Affiliates with Transition Assistance Services at the quality and level of performance during the Transition Period that would be required during the regular term of the Agreement. In the event that an entity or unit of Customer or Affiliates, or the business or part thereof, is sold or otherwise divested (the "Divested Entity"), CrossWorlds shall, upon request, provide the foregoing Transition Assistance Services to the Divested Entity and to the extent that such Divested Entity does not qualify as an Affiliate during the first three (3) years of the term of this Agreement, CrossWorlds shall not unreasonably withhold CrossWorlds' consent to the assignment of the rights under this Agreement to the Divested Entity as set forth in Section 13, and provided that such Divested Entity shall agree in writing, prior to accessing the Software,
        (i) to enter into an agreement with CrossWorlds containing substantially similar terms and conditions as set forth in this Agreement, and (ii) CrossWorlds may enforce such written agreement directly against such Divested Entity.

13. Non-assignment/Binding Agreement. Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by Customer or CrossWorlds, in whole or in part, whether voluntary or by operation of law, including by way of sale of assets, merger or consolidation, without the prior written consent of the other party, which consent will not be unreasonably withheld. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and assigns.

14. Notices. Any notice required or permitted under the terms of this Agreement or required by law must be in writing and must be: (a) delivered in person; (b) sent by first class registered mail, or air mail, as appropriate; or (c) sent by overnight air courier, in each case properly posted and fully prepaid to the appropriate address set forth below. Either party may change its address for notice by notice to the other party given in accordance with this Section 13. Notices will be considered to have been given at the time of actual delivery in person, three (3) business days after deposit in the mail as set forth above, or one (1) day after delivery to an overnight air courier service.

        To Customer at:
        Mr. James E. Hackett
        Manager--Purchasing
        Delphi Automotive Systems, LLC
        5725 Delphi Drive
        Troy, MI 48098-2615
        USA

        To CrossWorlds Contract Administrator at:
        577 Airport Blvd., Suite 800
        Burlingame, CA 94010
        USA

15.     Miscellaneous.

15.1. Force Majeure. Neither party will incur any liability to the other party on account of any loss or damage resulting from any delay or failure to perform all or any part of this Agreement if such delay or failure is caused, in whole or in part, by events, occurrences, or causes beyond the control and without negligence of the parties. Such events, occurrences, or causes will include, without limitation, acts of God, strikes, lockouts, riots, acts of war, earthquake, fire and explosions, but the inability to meet financial obligations is expressly excluded.

15.2. Waiver. Any waiver of the provisions of this Agreement or of a party's rights or remedies under this Agreement must be in writing to be effective. Failure, neglect, or delay by a party to enforce the provisions of this Agreement or its rights or remedies at any time, will not be construed and will not be deemed to be a waiver of such party's rights under this Agreement and will not in any way affect the validity of the whole or any part of this Agreement or prejudice such party's right to take subsequent action.

15.3. Severability. If any term, condition, or provision in this Agreement is found to be invalid, unlawful or unenforceable to any extent, the parties shall endeavor in good faith to agree to such amendments that will preserve, as far as possible, the intentions expressed in this Agreement. If the parties fail to agree on such an amendment, such invalid term, condition or provision will be severed from the remaining terms, conditions and provisions, which will continue to be valid and enforceable to the fullest extent permitted by law.

15.4. Integration. This Agreement (including the Attachments and Appendices and any addenda hereto signed by both parties) contains the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the parties with respect to said subject matter, except as provided in Section 1.3 with respect to the definition of "Confidential Information."

15.5. Superseding Terms. No terms, provisions or conditions of any purchase order, acknowledgment or other business form that Customer or CrossWorlds may use in connection with the acquisition or licensing of the Software will have any effect on the rights, duties or obligations of the parties under, or otherwise modify, this Agreement, regardless of any failure of CrossWorlds or Customer to object to such terms, provisions or conditions, unless otherwise agreed in writing by the parties.

15.6. Amendment. This Agreement may not be amended, except by a writing signed by authorized representatives of both parties.

15.7. Export. Customer may not export or re-export the Software without the prior written consent of CrossWorlds and without the appropriate United States and foreign government licenses. Customer shall comply fully with all then current applicable laws, rules and regulations relating to the export of technical data, including, but not limited to any regulations of the United States Office of Export Administration and other applicable governmental agencies

15.8. Publicity. Customer acknowledges that CrossWorlds may desire to use its name in press releases, product brochures and financial reports indicating that Customer is a customer of CrossWorlds, and Customer agrees that CrossWorlds may use its name in such a manner; provided, however, that Customer may, where commercially reasonable, in its sole and absolute discretion, restrict such use in whole or in part.

15.9. Counterparts. This Agreement may be executed in counterparts, each of which so executed will be deemed to be an original and such counterparts together will constitute one and the same agreement.

15.10. Governing Law. The rights and obligations of the parties under this Agreement shall not be governed by the 1980 U.N. Convention on Contracts for the International Sale of Goods; rather, this Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without reference to its conflict of laws principles.

15.11. Arbitration. Any controversy or claim arising out of this Agreement shall be settled by arbitration in Detroit, Michigan, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Arbitration shall be conducted by a panel of three (3) members, CrossWorlds and Customer each selecting one member and the third member, who shall be chairman, selected by agreement between the other two members. The chairman shall be an attorney-at-law, and the other members shall have a background or training in computer law, computer science, or marketing of computer products. Notwithstanding the foregoing, neither party shall be precluded from seeking equitable relief, and may invoke the jurisdiction of any competent court, to remedy or prevent violation of any provision relating to payment, refund, Confidential Information or the intellectual property of CrossWorlds or its suppliers.




          IN WITNESS WHEREOF, duly authorized representatives of the parties have executed this Agreement.

          CrossWorlds Software, Inc.                Customer

          /s/ Mark R. Kent                          /s/ James E. Hackett
          -------------------------------           ---------------------------
          Authorized Signature                      Authorized Signature

          Mark R. Kent                              James E. Hackett
          -------------------------------           ---------------------------
          Name                                      Name

          12/10/99                                  12/21/99
          -------------------------------           ---------------------------
          Date                                      Date

                                 ATTACHMENT B
                                      to
              CROSSWORLDS SOFTWARE AND SUPPORT LICENSE AGREEMENT



SUPPORT RESPONSE SCHEDULE

CrossWorlds Customer Support will make commercially reasonable efforts to respond to error reports according to the following schedule:

-------------------------------------------------------------------------------
Customer-Assigned Error     Response Time            Patch/Update
Classification
-------------------------------------------------------------------------------
Urgent: System down or      1 business hour          Continuous effort until
data corruption                                      patch is delivered
-------------------------------------------------------------------------------
High Impact: Major          4 business hours         Continuous effort until
function is disabled                                 patch is delivered.
                                                     Prioritized after urgent.
-------------------------------------------------------------------------------
Medium Impact:              8 business hours         Monthly
Non-essential function is
disabled
-------------------------------------------------------------------------------
Low Impact: All other       7 business days          On a selected basis
problem reports
-------------------------------------------------------------------------------

The Customer must supply a reproducible problem for schedule to apply. Non-reproducible errors will be addressed by reasonable efforts, but shall not be bound by the above schedule.

                        THIRD PARTY TECHNOLOGY APPENDIX
                                      to
              CROSSWORLDS SOFTWARE AND SUPPORT LICENSE AGREEMENT


The following terms and conditions of this Third Party Technology Appendix ("Appendix") shall be included in the Agreement:

Visigenics

1) For all Visigenics products embedded within the Software, Customer will not decompile, disassemble or otherwise reverse engineer the Visigenic product.
2) Customer may use the licensed Visigenic software on a designated server/processor for each license the Customer acquires. The total number of server/processors may not exceed the number of licenses acquired.
3) The Visigenic product is not designed or licensed for use in hazardous environments requiring fail-safe controls, including without limitation operation of nuclear facilities, aircraft navigation or communication systems, air traffic control, and life support or weapons systems. Visigenic specifically disclaims any express or implied warranty of fitness for such purposes.

TSI

1) For all TSI products embedded within the Software, Customer may not (a) reverse-compile, disassemble or translate the TSI products; or (b) disclose or use the TSI products outside the scope of the embedded license.

WebLogic Software

For all WebLogic Software bundled with the CrossWorlds Products, Customer may not decompile, decipher, disassemble, reverse engineer or otherwise decrypt the WebLogic Software.

IBM MQ Series

For the IBM Products bundled with the CrossWorlds Products described in the
Agreement: (a) the IBM Products cannot be further copied or transferred except as noted herein; and (b) the Customer may not reverse assembly, reverse compile, or otherwise translate any of the IBM Products; and (c) the IBM Product is copyrighted and licensed (not sold) and title to the IBM Products is not transferred; and (d) the owner of the IBM Products "DISCLAIMS ALL WARRANTIES WITH RESPECT TO THE USE OF THE IBM PRODUCT(S) INCLUDING (WITHOUT LIMITATION) ANY WARRANTIES OF MERCHANTIBILITY OR FITNESS FOR A PARTICULAR PURPOSE"; AND (e) the owner of the IBM Products liability is limited to the amount paid by the Customer for the IBM Products.

Licenses for Third-Party Technology

The Software may require third-party technology ("Third-Party Technology") which may be licensed through CrossWorlds (the "Runtime License") or directly as a full license from a third-party licensor approved by CrossWorlds ("Full License") and such licenses shall be specified in Attachment A. Such Full License shall be restricted to such extent required to implement those restrictions imposed on Customer directly by such third-party licensor. The Agreement shall be suspended automatically if, for any reason: (a) Customer fails to obtain or maintain a Runtime License or Full License; or (b) Customer's Runtime License or Full License expires or terminates prior to the termination of the Agreement. Such suspension shall remain in effect until (a) and/or (b) in the previous sentence has/have been rectified and written notice to that effect given by Customer to CrossWorlds. CROSSWORLDS MAKES NO REPRESENTATIONS OR WARRANTIES AS TO THE THIRD-PARTY TECHNOLOGY OR ITS OPERATION. Third Party Technology licensed through CrossWorlds is subject to all the terms and conditions of the Agreement that apply to the Software except where specifically indicated otherwise. In the event of any conflict between this Third Party Technology Appendix and the Agreement, this Third Party Technology Appendix shall govern.

CrossWorlds Software, Inc.                     Customer

   /s/ Mark R. Kent                                /s/ James E. Hackett
---------------------------------              ---------------------------------
Authorized Signature                           Authorized Signature

Mark R. Kent                                   James E. Hackett
---------------------------------              ---------------------------------
Name                                           Name

12/01/99                                       12/21/99
---------------------------------              ---------------------------------
Date                                           Date

              CROSSWORLDS SOFTWARE AND SUPPORT LICENSE AGREEMENT

                                 ATTACHMENT A

Environment:                      HP
Type/Model No.:
Operating System - NT or UNIX:    NT
Software Version:                 2.0.1
Third Party Consultant:

Site(s): The Initial Sites within the Enterprise (as defined below) are the following: Chassis, Saginaw, Interior, Delphi E, Aftermarket Group, Delco, Packard, and Thermal.
Customer shall provide thirty (30) days written notice to CrossWorlds before adding any additional implementations and the Site locations for such implementations.

All references in the Agreement to the term "Site" shall incorporate the following definition of "Enterprise" for the purposes of this Attachment A. "Enterprise" is hereby defined as Customer (including all current divisions and future successors of those divisions) and all Affiliates for which implementation of the Software has commenced and the Software has been installed during the three (3) year period following the Effective Date of this Agreement (the "Initial Period"). The licensing rights granted under this Agreement are perpetual, fully paid-up and royalty free (and as such, shall not terminate at the end of the Initial Period) to all entities comprising the Enterprise so long as Customer has fully paid the License Fee set forth on this Attachment A (the "Enterprise License", which includes the right to make a reasonable number of copies for such implementations of the Software subject to the terms and conditions of this Agreement). Customer divisions and any affiliates for which implementation has not commenced or the Software has not been installed during the Initial Period shall not be included within the scope of the Enterprise License, and if Customer requests that a license to the Software be granted to any such entities, the parties shall negotiate the terms of such license in good faith and expeditiously. Customer shall notify CrossWorlds in writing within thirty days (30) upon any change to the total number of copies of the Server Software (as defined below) that are in use by Customer, and Customer shall have thirty (30) days after receipt of written notice from CrossWorlds to cure its failure to so timely notify. Sixty (60) days prior to the end of the Initial Period, the parties shall negotiate in good faith any new terms to or renewal of the Agreement.

Net License Fees:  [*] (the "License Fee")
Maintenance Fees first year: [*]; second year: [*]; third year:
[*].
Customer shall pay fees due hereunder in accordance with its Multilateral Netting System ("MNS-2"), which provides on average that payment shall be on the second day of the second month following the shipment of product or receipt of services.

1. Software licensed to Customer pursuant to the above-referenced Agreement consists of the following Software which is to be installed on the Environment at the specified Site(s).

    Software Description                           Total Servers at all Sites

    Server Software:
    CrossWorlds Interchange Server                 [*]
    (Each Server includes a maximum of one
    production and two non-production Servers)

                                                   Total Quantities at all Sites

    Connectors:
    SAP                                            [*]
    ODBC Connector                                 [*]
    JText                                          [*]
    Oracle Database Connector                      [*]

    Collaborations:
    Customer Manager                               [*]
    Contact Manager                                [*]
    BOM Manager                                    [*]
    Item Manager                                   [*]
    Installed Product                              [*]
    Service Contracts                              [*]
    Inventory Level                                [*]
    Inventory Adjustments (Goods Receipt)          [*]
    Department Manager                             [*]
    Employee Manager                               [*]
    Invoice Generation                             [*]
    Purchase Order Processing                      [*]
    Sales Order Status                             [*]
    Vendor Manager                                 [*]
    Price List Manager                             [*]
    AR Invoice                                     [*]
    Customer Credit Status                         [*]
    GL Movement                                    [*]

* Certain confidential information on this page has been omitted and filed separately with the Securities and Exchange Commission.

   Software Description                              Number of Development Users

   Tools:
   CrossWorlds Designer                              [*]

   Third Party Technology:

   Third Party Licenses provided by CrossWorlds/1/:
   [X] Visigenics Visibroker
   [X] IBM MQ Series
   [_] IBM MQ Series Integrator
   [X] WebLogic JDBC Driver
   [_] Mercator ERP Event Server (combines former Execution Engine and ODBC
       Connectivity)
   [_] Mercator ERP Integration Station (formerly Authoring System)

   Third Party Licenses provided by Vendor if applicable/2/:
   Oracle Database
   Oracle Programmer 2000
   Oracle SQL *Plus

2. Maintenance Services shall begin upon the Effective Date of the Agreement.

3. Within thirty (30) days after the Effective Date of the Agreement CrossWorlds ("CW") will demonstrate the utility of its software by completing two initial interfaces.
______INITIALS

These interfaces are:

   1. API (Annual Physical Inventory) Interface

      Step 1: CW will use its SAP Connector to retrieve data from a Delphi-provided custom SAP IDOC into a CW Business Object. CW will transform the data values in this business object according to Delphi-provided transformation rules. During this transformation CW will perform any necessary code conversions by accessing tables in the CW CrossReference database (code conversion values to be provided by Delphi). After transformation, CW will send the converted business object to the CW Jtext Connector. CW will configure the Jtext connector's Dynamic Formatter to convert the business object into an ASCII Flat file which meets Delphi-provided file-format specifications. The resulting flat file will be delivered to a specified subdirectory on any Delphi-designated MS Windows file system (appropriate network access and security clearance to be provided by Delphi).

__________INITIALS

      Step 2: The CW Jtext connector will be configured to poll for the presence of a 'response' file in a designated subdirectory. When an appropriately named file (containing Annual Physical Inventory count information) is detected, the Jtext connector will build a CW Business Object Incorporating the data from the flat file. CW will transform the data values in this business object according to Delphi-provided transformation rules. During this transformation CrossWorlds will perform any necessary code conversions by assessing code conversion tables in the CW CrossReference database (code conversion values to be provided by Delphi). After transformation, CW will send the converted business object to the CW SAP Connector. CW will configure the SAP Connector to deliver the values in the business object to a Delphi-developed custom SAP IDOC. The result will be the update of inventory count values in the Delphi SAP system.

__________INITIALS

   2. Lockbox Interface
      The CW Jtext connector will be configured to poll for the presence of a Cash Receipts flat file in a designated subdirectory. When an appropriately named file (containing A/R Cash Receipts data) is detected, the Jtext connector will build a CW Business Object Incorporating the data from the flat file. CW will transform the data values in this business object according to Delphi-provided transformation rules. During this transformation CrossWorlds will perform any necessary code conversions by accessing code conversion tables in the CW CrossReference database (code conversion values to be provided by Delphi). After transformation, CW will send the converted business object to the CW SAP Connector. CW will configure the SAP Connector to deliver the values in the business object to a standard SAP IDOC. The result will be the posting of Cash Receipts Information in the Delphi SAP system.

__________INITIALS

   [*]

---------------------------------
/1/ See Third Party Technology Appendix
PR\301822\1

* Certain confidential information on this page has been omitted and filed separately with the Securities and Exchange Commission.

[*]

4. [*], CW will immediately begin development of the TMS BOM interface. This interface will involve moving complex manufacturing Bill of Material Information from Delphi's SAP system to General Motors' Tax Management System.

__________INITIALS

The functional requirements for this interface include:
 .  Assessment whether the currently provided Delphi-developed custom SAP function modules populate the custom SAP IDOC efficiently.
 . Determination as to whether the assessment warrants either (a) modifications to the relevant SAP ABAP code or (b) a complete rewrite of this code. If warranted, CW resources will provide these modifications of rewrites as required
 .  Creation of a custom CW collaboration and required custom business objects
 .  Creation of custom CW maps which will spawn two destination business objects
   (each holding all required source information, but configured differently)
   1. BusObj1 will be designed as appropriate to meet the file format specifications required by the EDS Gateway. (EDS Gateway to perform required Packing and EBCDC conversion)
   2. BusObj2 will be designed as appropriate to meet the file format specifications of the General Motors' Tax Management System
 .  Delivery of both business objects to instances of the CW Jtext connector which will build the appropriate flat files
 . If necessary (for creation of the flat file capable of being imported directly by the GM Tax Management System) CW will provide Packing and EBCDC conversion capabilities through a custom Dynamic Formatter used by the CW Jtext connector.

__________INITIALS

IN WITNESS WHEREOF, duly authorized representatives of the parties have executed this Attachment A to the CrossWorlds Software and Support License Agreement.

CrossWorlds Software, Inc.                    Customer

/s/ Mark R. Kent                              /s/ James E. Hackett
--------------------------                    -------------------------
Authorized Signature                          Authorized Signature

Mark R. Kent                                  James E. Hackett
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Name                                          Name

12/10/99                                      12/21/99
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Date                                          Date

PR\301822\1

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